EXHIBIT - 99.1

Press Release

SCIENTIFIC TECHNOLOGIES INCORPORATED 6550 Dumbarton Circle, Fremont, CA. USA 94555
http://www.sti.com

Company Contact:
Richard O. Faria
Vice-President
(510) 608-3410

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.

REPORTS SECOND QUARTER 2003 SALES AND EARNINGS

FREMONT, CALIFORNIA, August 8, 2003...SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ) A leading North American provider of automation safeguarding technology announced today the results of operations for the quarter and six months ended June 30, 2003. Sales for the second quarter of 2003 were $14,273,000, an increase of 11%, as compared to $12,829,000 recorded for the same quarter of 2002, with net income for the quarter of $208,000 or $.02 per basic and diluted share compared to $143,000 or $.01 per basic and diluted share for the second quarter of 2002. Year to date sales for the six months ended June 30, 2003 were $27,233,000, compared to $24,058,000 recorded in the comparable period of 2002, net income for the first six months of 2003 was $298,000, or $.03 per basic and diluted share compared to a net loss of $64,000 or $.01 per share for the same period in 2002.

"We are pleased with our second consecutive quarter of double digit percentage sales increases as compared to the same periods last year," stated Joseph J. Lazzara, President and Chief Executive Officer. "Furthermore, sales for the second quarter of 2003 were 10% ahead of the first quarter of 2003, while net income more than doubled, indicating continued top and bottom line progress. These results also enable us to report a profitable first six months in 2003 as compared to a loss in the first six months of 2002. We have now reported five consecutive profitable quarters."

"During the second quarter, our results were negatively impacted by $160,000 of costs associated with the relocation of our Tulare, California operation to an existing STI facility in Logan, Utah. The relocation and associated expenses are currently scheduled to be finalized at the end of the third quarter of 2003."

Second Quarter Highlights

Highlights for the second quarter included:

  We received a significant order for STI equipment used on an Automated Package Processing System (APPS) program that will enhance the U.S. Postal Service existing parcel processing capability. Lockheed Martin is the prime contractor for the APPS program, which is valued at over $300 million. The STI FastScan provides parcel dimensioning information while other STI products are employed as part of the automated machine's safeguarding controls. Product deliveries are currently scheduled for the fourth quarter of 2003 and the first half of 2004.

  We also received an order for the Florida Department of Transportation (FDOT) for the STI Vehicle Scanner product used to detect vehicle separation as part of FDOT's "One Pass" highway automated toll collection system. This order is expected to ship in the third quarter of 2003.

  We released two new additions to the interlock guarding family, the TL4019 and TL4024 switches. These products meet changing market needs and are fine examples of our continuing effort to expand our product portfolio as a complete safety solution provider. Both switches offer a unique narrow profile, allowing mounting on 2-inch square tubing now used in many "hard guarding" applications. The TL4019 has a glass-filled polyester housing and the TL4024 features an anodized die-cast metal housing. These products are designed to lock a machine's access door until it is safe to enter.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products through its Safety Products Group. STI's safety products are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. Our web site is located at www.sti.com.

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, www.stiscanners.com and www.fibermonitoring.com.

With headquarters in Fremont, California, STI was founded over 30 years ago and employs over 340 people. STI has been selected twice by Forbes and three times by Business Week as one of the "world's best small companies."

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing of expenses relating to the relocation of the Company's Tulare operations, the timing of future product deliveries and the Company's efforts to expand its product portfolios. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the level and timing of customer orders, the mix of products sold, fluctuations in sales of complementary third party products with which the Company's products are sold, the timing of operating expenditures, general economic conditions in the U.S. and abroad, competition, the Company's ability to introduce successful new products and other factors that are listed from time to time in the Company's SEC reports, including but not limited to the Company's Annual Report to Shareholders, Form 10-K and reports on Form 10-Q.

SCIENTIFIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Income Statement

(Amounts in thousands except earnings per share)

(Unaudited)

Three months ended June 30,	Six months ended June 30,
2003	2002	2003	2002

Sales	$14,273	$12,829	$27,233	$24,058
Cost of sales	8,127	7,223	15,541	13,747
Gross profit	6,146	5,606	11,692	10,311

Operating expenses	5,829	5,383	11,251	10,424
Operating income (loss)	317	223	441	(113)

Interest and other income	18	7	39	9
Income (loss) before taxes	335	230	480	(104)

Provision for (benefit) from income taxes	127	87	182	(40)
Net income (loss)	$ 208	$ 143	$ 298	$ (64)

Basic and diluted net income (loss) per share	$ .02	$ .01	$ .03	$ (.01)

Shares used to compute net income (loss) per share	9,709	9,679	9,711	9,672

Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$ 2,140	$ 2,620
Accounts receivable	7,864	7,636
Inventories	9,816	8,719
Other assets	3,947	3,599
Total current assets	23,767	22,574
Property and equipment, net Goodwill and other intangible assets, net	3,999 10,960	3,725 11,593
Total assets	$38,726	$37,892

Liabilities and shareholders' equity
Current liabilities:
Trade accounts payable	$ 3,316	$ 2,942
Accrued expenses	2,952	2,836
Current portion of capital lease with Parent	68	60
Total current liabilities	6,336	5,838
Capital lease with Parent	198	240
Deferred income taxes	2,064	2,064
Total liabilities	8,598	8,142
Shareholders' equity	30,128	29,750
Total liabilities and shareholders' equity	$38,726	$37,892

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